Exhibit 99.1

News Release

Contacts:        ProFrac Holding Corp.

Steven Scrogham – Chief Legal Officer

Michael Messina – Director of Finance

investors@pfholdingscorp.com

Dennard Lascar Investor Relations

Ken Dennard / Rick Black

ACDC@dennardlascar.com

ProFrac Holding Corp. Announces CFO Transition

WILLOW PARK, TX – May 16, 2024 – ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac”, or the “Company”) today announced that Lance Turner will resign from his position as Chief Financial Officer (CFO) effective June 17, 2024. Mr. Turner has agreed to serve as a consultant following his separation from the Company to ensure a smooth and successful transition to the new CFO, Austin Harbour.

“Lance has been a valued member of our executive team for the past two years, and I want to thank him for his many contributions to ProFrac,” said Matt Wilks, ProFrac’s Executive Chairman. “He has been an integral part of our transformation. Lance’s significant contributions to the financial management and strategic direction of the Company, as well as his efforts to strengthen our balance sheet and enhance our liquidity, have positioned the Company well for the future. We wish him the best in his future endeavors.

“I also want to welcome Austin Harbour as our new CFO,” continued Mr. Wilks. “He has extensive industry experience, and we expect he will be a valuable asset going forward as we execute our strategy and capitalize on opportunities in the marketplace.”

More about Austin Harbour

Prior to joining ProFrac, Mr. Harbour worked in the energy & power investment banking group at Piper Sandler Companies from 2021 to 2024. He was previously with the firm from 2012 to 2015. During his career, Mr. Harbour has focused primarily on energy services and equipment, including advising on some of the largest M&A and restructuring transactions in the sector. Prior to joining Piper Sandler, Harbour served at Superior Energy Services as the CFO of its North American business from 2020 to 2021, worked at Lazard Freres from 2015 to 2020, and Bank of America Merrill Lynch from 2011 to 2012. Prior to business school, Mr. Harbour began his career with D.R. Horton, Inc. with the majority of his tenure in land acquisition and land development in the company’s Las Vegas Division. Harbour holds a Master of Business Administration degree from Texas A&M University and a bachelor’s degree from Texas Christian University.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated, innovation-driven energy services holding company providing hydraulic fracturing, proppant production, other completion services and other complementary products and services to leading upstream oil and natural gas companies engaged in the exploration and production ("E&P") of North American unconventional oil and natural gas resources throughout the United States. Founded in 2016, ProFrac was built to be the go-to service provider for E&P companies' most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce "greenhouse gas" emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. ProFrac Corp. operates in three business segments: stimulation services, proppant production and manufacturing. For more information, please visit ProFrac’s website at www.PFHoldingsCorp.com.